Exhibit 3.6

AMENDED AND RESTATED

BYLAWS

of

PEPCO HOLDINGS, INC.,

a Delaware corporation

As amended and restated through

February 28, 2013

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5.1 General	8
5.2 Timely Notice Requirement	9
5.3 Proper Notice Requirement	9
5.4 Supplements to Notice of Nomination	10
5.5 Confirmation of Accuracy of Information Provided	10
5.6 Exclusive Means for Proposing Nominations to the Board	10
5.7 Nominee Eligibility	11
Section 6. Compensation	12
Section 7. Meetings	12
Section 8. Notice of Meetings	12
Section 9. Quorum	13
Section 10. Action of the Board	13
Section 11. Chairman of the Board	13
Section 12. Action Without a Meeting	13
Section 13. Committees	14
13.1 Executive Committee	14
13.2 Other Committees. .	14
13.3 Vacancies	14
13.4 Quorum	14
13.5 Conduct of Business	14
13.6 Reports to the Board	14

ARTICLE III Officers	15

Section 1. Number, Election and Term	15
Section 2. Authority	15
Section 3. Compensation	15

ARTICLE IV Contracts and Negotiable Instruments	16

Section 1. Checks, Drafts, Signatures, Etc.	16
Section 2. Execution	16
Section 3. Capacity	16
Section 4. Voting of Stock and Execution of Proxies	16

ARTICLE V Capital Stock	17

Section 1. Certificates of Stock	17
Section 2. Transfer Agents and Registrars	17
Section 3. Transfer of Shares	18
Section 4. Lost, Destroyed or Stolen Certificates	18

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AMENDED AND RESTATED BYLAWS

OF

PEPCO HOLDINGS, INC.

A Delaware Corporation

ARTICLE I

Meetings of Stockholders

Section 1. Meetings

1.1 Annual Meetings. The annual meeting of stockholders of Pepco Holdings, Inc. (the “Corporation”) shall be held on such date, at such time and at such place (within or outside the State of Delaware), if any, set by resolution of the Board of Directors or, if authorized by the Board of Directors, by means of remote communication in accordance with applicable law, for the election of Directors and the transaction of such other business as may properly come before the meeting.

1.2 Special Meetings. Special meetings of stockholders shall be called only by resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) and shall be held on such date, at such time and at such place (within or outside the State of Delaware), if any, set by resolution of the Board of Directors or, if authorized by the Board of Directors, by means of remote communication in accordance with applicable law.

Section 2. Notice

2.1 Notice of Meeting; Waiver Of Notice. Notice of any meeting of stockholders shall be given in writing or by electronic transmission in accordance with applicable law to each stockholder of record entitled to vote at such meeting at the address of the stockholder as it appears on the records of the Corporation, except as otherwise provided by applicable law. Such notice shall state the time and place of the meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notices of special meetings and of annual meetings shall be given not less than ten days nor more than 60 days before the meeting. Any previously scheduled annual or special meeting of stockholders may be postponed by action of the Board of Directors taken prior to the time previously scheduled for the meeting.

Section 3. Adjournment

Whenever or not a quorum is present at any meeting of the stockholders, or whenever it may be deemed desirable, the chairman of the meeting or a majority in interest of the stockholders present in person or by proxy may adjourn the meeting from time to time to any future date, without notice other than by announcement at the meeting except as provided below. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. At any continuation of the adjourned meeting at which a quorum is present, any business may be transacted which may have been transacted at the meeting originally scheduled. If such adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with these Bylaws.

Section 4. Conduct of Meetings

4.1 Officers of the Meeting. The Chairman of the Board of Directors, or in the absence of the Chairman, the President, or in their absence, the Vice Chairman, or if no such officer is present, a Director designated by the Board of Directors, shall call meetings of the stockholders to order and shall act as chairman of the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as secretary of the meeting of the stockholders, but in the absence of the Secretary and Assistant Secretary at a meeting of the stockholders the chairman of the meeting may appoint any person to act as secretary of the meeting.

4.2 Order of Business. The chairman of the meeting shall have the right to determine the order of business at the meeting.

4.3 Meeting Protocol. To the maximum extent permitted by applicable law, the Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (iv) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder; (v) limiting the time allotted to questions or comments by participants; (vi) determining when the polls should be opened and closed for voting; (vii) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (viii) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting; (ix) subject to Section 3 of this Article, adjourning the meeting to a later date, time and place announced at the meeting by the chairman of the meeting; and (x) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

4.4 Notice of Business to be Brought Before the Meeting.

(a) General. The only business that may be conducted at an annual meeting of stockholders is that business which has been properly brought before the meeting. To be properly brought before the meeting, business must be brought before the meeting: (i) by or at the direction of chairman of the meeting or the Board of Directors; (ii) by the Corporation and specified in the notice of the meeting (or any supplement thereto); or (iii) by any stockholder of the Corporation in accordance with these Bylaws. For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (i) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting and (iii) comply with the procedures set forth in this Section 4.4 as to such business. The immediately preceding sentence shall be the exclusive means for a stockholder to bring business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders. Except as set forth in Section 5 of Article II of these Bylaws, stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders, and the business conducted at a special meeting of stockholders (other than procedural matters and matters relating to the conduct of the meeting) shall be confined to the matter specified in the notice of such meeting given by or at the direction of the Board of Directors. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 5 of Article II of these Bylaws and this Section 4.4 shall not be applicable to such nominations except as expressly provided in Section 5 of Article II of these Bylaws.

(b) Timely Notice Requirement. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 4.4. To be timely, a stockholder’s notice must be received by the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received by not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c) Proper Notice Requirement. To be in proper form for purposes of this Section 4.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; and (C) a representation that such Proposing Person intends to appear in person or by proxy at the meeting to propose such business (the disclosures to be made pursuant to the foregoing clauses (A), (B) and (C) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) a description of any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course of business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Person or other person or entity).

(iv) For purposes of this Section 4.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner, and (d) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

(v) A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(d) Supplements to Notice of Business. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 4.4 shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than 3 business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

(e) Confirmation of Accuracy of Information Provided. If the information submitted pursuant to this Section 4.4 by any stockholder proposing business for consideration at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 4.4. Upon written request by the Secretary of the Corporation, the Board of Directors or any committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within 5 business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 4.4. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 4.4.

(f) Exclusive Means for Proposing Business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before an annual meeting except in accordance with this Section 4.4. The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 4.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) Definition of Public Disclosure. For purposes of these Bylaws, “public disclosure” shall mean disclosure (i) in a press release reported by a national news service, (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act, (iii) in a notice pursuant to the applicable rules of a stock exchange on which the securities of the Corporation are listed, (iv) in a notice published on the Corporation’s website, (v) or made through another method of broad-based dissemination.

Section 5. Voting and Proxies

5.1 Voting. At meetings of stockholders, except as otherwise provided by applicable law or in the Certificate of Incorporation, every stockholder shall be entitled to one vote for each share of stock outstanding in the name of the stockholder on the books of the Corporation on the date on which stockholders entitled to vote are determined.

5.2 Proxies. Each stockholder may be represented and vote by a written proxy or proxies authorized by any valid means permitted by applicable law. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by applicable law.

5.3 Voting Process. In all matters acted upon by stockholders, voting shall be (i) by written ballot or (ii) by any other process that the Board of Directors may authorize, each to the extent permitted by applicable law.

5.4 Quorum. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote thereat shall constitute a quorum for the transaction of business at each meeting of stockholders. If authorized by the Board of Directors (and subject to such guidelines and procedures as the Board of Directors may adopt), stockholders and proxyholders not physically present at a meeting of stockholders may participate in a meeting of stockholders and shall be deemed present in person and may vote at a meeting of stockholders by means of remote communication in accordance with applicable law.

5.5 Required Vote. Except as otherwise required by applicable law or the Certificate of Incorporation, whenever any corporate action other than the election of Directors is to be taken by the stockholders it shall be authorized by the affirmative vote of a majority of the shares present and entitled to vote at a meeting of stockholders at which a quorum is present in person or by proxy. Except as otherwise required by applicable law or the Certificate of Incorporation, (i) in a contested director election where the number of nominees exceeds the number of directors to be elected, each Director shall be elected by a plurality of the votes cast “for” his or her election at a meeting of stockholders at which a quorum is present in person or by proxy and entitled to vote in the election; (ii) in all other elections, each Director shall be elected by a majority of the votes cast “for” his or her election at a meeting of stockholders at which a quorum is present in person or by proxy and entitled to vote in the election. Any incumbent nominee for Director who, in an uncontested director election, fails to receive a majority of votes cast “for” his or her election shall resign no later than 90 days after the date of the certification of the election results.

ARTICLE II

Directors

Section 1. Powers

Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these Bylaws, the business of the Corporation shall be managed by or under the direction of the Board of Directors, who shall have and may exercise all of the powers of the Corporation.

Section 2. Number of Directors

The number of directors which shall constitute the whole Board of Directors shall not be less than six (6), nor more than fifteen (15), the exact number within said limits to be fixed from time to time solely by resolution adopted by the majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Section 3. Qualifications

No person shall be eligible for election as a Director after he shall have attained his 70th birthday, and no person shall be eligible to serve as a Director beyond the next annual meeting after he shall have attained his 70th birthday; provided, however, notwithstanding such limitation, a Director who initially is elected to the Board at age 64 or older, shall be permitted to serve on the Board until the next Annual Meeting following his or her 72nd birthday.

Section 4. Resignation

Any director may resign by delivering or mailing postage prepaid a written resignation to the Corporation at its principal office or to the Chairman of the Board or the Secretary of the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 5. Nomination of Directors

5.1 General. Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the Board of Directors calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (ii) by a stockholder who (a) was a stockholder of record both at the time of giving the notice provided for in this Section 5 and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) has complied with this Section 5 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

5.2 Timely Notice Requirement. For a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (i) provide Timely Notice (as defined in Section 4.4) thereof in writing and in proper form to the Secretary of the Corporation at the principal office of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 5. If the election of directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal office of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be received by the Secretary of the Corporation at the principal office of the Corporation not earlier than the date that is 120 days prior to such special meeting and not later than the date that is 90 days prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 4.4) of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

5.3 Proper Notice Requirement. To be in proper form for purposes of this Section 5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 4.4(c)(i)), except that for purposes of this Section 5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 4.4(c)(i).

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 4.4(c)(ii), except that for purposes of this Section 5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 4.4(c)(ii) and the disclosure in clause (F) of Section 4.4(c)(ii) shall be made with respect to the election of directors at the meeting).

(c) As to each person whom a Nominating Person proposes to nominate for election as a director, (i) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 5 if such proposed nominee were a Nominating Person, (ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (iii) a description of all direct and indirect compensation and other material agreements, arrangements, understandings or relationships between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 4.4(c)(v)), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K (or any successor regulations) if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (iv) a completed and signed questionnaire, representation and agreement as provided in Section 5.7 hereof.

(d) The Corporation may require any proposed nominee to furnish such other information (a) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (b) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(e) For purposes of this Section 5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

5.4 Supplements to Notice of Nomination. A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 5 shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than three business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true and correct in all material respects.

5.5 Confirmation of Accuracy of Information Provided. If the information submitted pursuant to this Section 5 shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 5. Upon written request by the Secretary of the Corporation, the Board of Directors or any committee thereof, any stockholder submitting a notice pursuant to this Section 5 shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 5. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 5.

5.6 Exclusive Means for Proposing Nominations to the Board. Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with all of the applicable provisions of this Section 5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 5, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

5.7 Nominee Eligibility.

(a) To be eligible to be a stockholder nominee for election as a director of the Corporation pursuant to clause (ii) of Section 5.1, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 5) to the Secretary of the Corporation at the principal office of the Corporation:

(i) a written questionnaire with respect to the background, qualifications and such other criteria as shall be determined, from time to time, by the Board of Directors of such proposed nominee (which questionnaire shall be provided by the Secretary of the Corporation upon written request); and

(ii) a written agreement executed by the proposed nominee (in form provided by the Secretary of the Corporation upon written request) which must include the following:

(A) a representation that such proposed nominee satisfies the Applicable Qualification Criteria (as defined below); and

(B) representations and covenants of the proposed nominee that he or she:

(I) is not, and will not become, a party to or participant in, any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Agreement”), which Voting Agreement has not been disclosed to the Corporation;

(II) has not and will not give any commitment or assurance to any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”), which Voting Commitment has not been disclosed to the Corporation;

(III) is not, and will not become a party to or participant in any Voting Agreement or Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties to the Corporation and its stockholders as a director of the Corporation under applicable law;

(IV) is not, and will not become a party to or participant in, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, which agreement, arrangement or understanding has not been disclosed to the Corporation; and

(V) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance with, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflicts of interest, codes of conduct, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(b) For purposes of this Section 5.7, the term “Applicable Qualification Criteria” shall mean that the proposed nominee has relevant business experience (taking into account the business experience of the other directors), as determined by the Board of Directors or a committee thereof, in its sole discretion, and satisfies such other criteria for service on the Board of Directors as may be established from time to time by the Board of Directors.

Section 6. Compensation

Directors shall receive compensation for their services as directors as may be approved by resolution of the Board of Directors from time to time, including reimbursement for any expenses (i) incurred in attending any regular or special meeting of the Board of Directors or any meeting of a committee of the Board of Directors, or (ii) otherwise incurred in connection with the business of the Corporation.

Section 7. Meetings

All meetings of the Board of Directors, both regular and special, shall be held at the times and places, either within or outside the State of Delaware, designated by the Board of Directors. The annual meeting of the Board of Directors for the election of officers and such other business as may properly come before the meeting shall be held as soon as practicable after the annual meeting of stockholders. Special meetings of the Board of Directors shall be held whenever called at the direction of the Chairman of the Board of Directors, the President or any four Directors. Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in the Secretary’s absence the presiding officer may appoint a secretary of the meeting.

Section 8. Notice of Meetings

8.1 No notice shall be required of any annual or regular meeting of the Board of Directors unless the place has been changed from that last designated by the Board of Directors.

8.2 Notice of any annual or regular meeting, when required, or of any special meeting of the Board of Directors, shall be given by the Secretary of the Corporation to each Director by personally delivering, mailing, faxing or otherwise electronically transmitting the same, or by telephone, at least 24 hours before the time fixed for the meeting. Such notice shall state the place and hour of the meeting, but need not include a statement of the business to be transacted at, or the purpose of, any such meeting. In the absence of written instructions from a Director designating some other address, notice shall be sufficiently given if addressed to him at his usual business address.

8.3 Notice of any meeting of the Board of Directors or of any Committee need not be given to any Director if waived by him in writing, or by facsimile, or electronic mail, whether before or after such meeting be held, or if he shall be present at the meeting; and any meeting of the Board of Directors or of any Committee shall be a legal meeting without any notice thereof having been given, if all the members shall be present thereat.

Section 9. Quorum

Except as otherwise expressly required by applicable law or these Bylaws, at any meeting of the Board of Directors the presence of at least a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, but, if there shall be less than a quorum, a majority of those Directors present may adjourn the meeting from time to time and no notice shall be required for any continuation of an adjourned meeting beyond the announcement at the adjourned meeting.

Section 10. Action of the Board

Unless otherwise provided by applicable law or these Bylaws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be necessary for the approval and adoption of any resolution or the approval of any act of the Board of Directors.

Section 11. Chairman of the Board

The Board of Directors may from time to time, but in no event less frequently than annually, elect from among its members a Chairman of the Board who may, but is not required to, be an officer or employee of the Corporation. The Chairman of the Board of Directors or, in the absence of the Chairman of the Board of Directors, a member of the Board of Directors selected by the members present, shall preside at meetings of the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the presiding officer may appoint a secretary of the meeting. The Chairman shall have such other responsibilities, and shall perform such duties, as may from time to time be assigned to him or her by the Board of Directors.

Section 12. Action Without a Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors, or a Committee thereof, may be taken without a meeting if all members of the Board of Directors or the Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or Committee. Such consent shall be treated for all purposes as a vote of the directors at a meeting.

Section 13. Committees

13.1 Executive Committee. The Board of Directors may, by resolution or resolutions adopted by not less than the number of Directors necessary to constitute a quorum of the Board of Directors, designate an Executive Committee consisting of not less than three, nor more than seven, Directors. Except as otherwise provided by applicable law, the Executive Committee shall have and may exercise, when the Board of Directors is not in session, all of the powers of the Board of Directors in the management of the property, business and affairs of the Corporation, but the Executive Committee shall not have power to fill vacancies in the Board of Directors, or to change the membership of, or to fill vacancies in, the Executive Committee, or to adopt, alter, amend or repeal the Bylaws of the Corporation, or to approve, adopt or recommend to the stockholders any action or matter expressly required by applicable law to be submitted to the stockholders for approval. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve the Executive Committee. The Executive Committee may make rules for the conduct of its business and fix the time and place of its meetings and may appoint such subcommittees and assistants as it shall from time to time deem necessary. A majority of the members of the Executive Committee shall constitute a quorum, and the acts of a majority of the members of the Executive Committee present at a meeting at which a quorum is present shall be the acts of the Executive Committee. All action taken by the Executive Committee shall be reported to the Board of Directors at the first regular meeting of the Board of Directors held after the taking of such action.

13.2 Other Committees. The Board of Directors may, by resolution or resolutions adopted by not less than the number of directors necessary to constitute a quorum of the Board of Directors, designate one or more other committees, each such committee to consist of such number of directors as the Board of Directors may from time to time determine, which, to the extent provided in said resolution or resolutions, shall have, and may exercise, such limited authority as the Board of Directors may authorize. Each such committee shall have such name or names as the Board of Directors may from time to time determine.

13.3 Vacancies. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any committee.

13.4 Quorum. A majority, or such other number as the Board of Directors may designate, of the members of any committee shall constitute a quorum.

13.5 Conduct of Business. Unless the Board of Directors shall otherwise provide, any committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these Bylaws with respect to meetings or for the conduct of business or the taking of actions by the Board of Directors.

13.6 Reports to the Board. All action taken by any committee shall be reported to the Board of Directors at its regular meeting next succeeding the taking of such action, unless otherwise directed.

ARTICLE III

Officers

Section 1. Number, Election and Term

1.1 The Board of Directors, as soon as reasonably practicable after the election of Directors by stockholders in each year, may elect a Chairman of the Board of Directors as an officer of the Corporation and shall elect a President, one or more Vice Chairmen, one or more Vice Presidents, a Secretary, a Treasurer and a Controller and, from time to time may elect such Assistant Secretaries, Assistant Treasurers and Assistant Controllers, and appoint such other agents, as it may deem desirable. Any two or more offices may be held simultaneously by the same person, except as otherwise may be required by applicable law. The Board of Directors shall elect one of the above officers Chief Executive Officer of the Corporation.

1.2 The term of office of all officers shall be until the next succeeding annual election of officers and until their respective successors shall have been elected and qualified, but any officer or agent elected or appointed by the Board of Directors may be removed, with or without cause, by the affirmative vote of a majority of the members of the Board of Directors whenever in their judgment the best interests of the Corporation will be served thereby. Such removal shall be without prejudice to contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. Unless specifically authorized by resolution of the Board of Directors, no agreement for the employment of any officer for a period longer than one year shall be made.

Section 2. Authority

Subject to such limitations as the Board of Directors or the Executive Committee may from time to time prescribe, the officers of the Corporation shall each have such authority and perform such duties in the management of the property, business and affairs of the Corporation as by custom generally pertain to their respective offices, as well as such authority and duties as from time to time may be conferred by the Board of Directors, the Executive Committee or the Chief Executive Officer.

Section 3. Compensation

The salaries of all officers, employees and agents of the Corporation shall be determined and fixed by the Board of Directors or pursuant to such authority as the Board or Directors may from time to time prescribe.

ARTICLE IV

Contracts and Negotiable Instruments

Section 1. Checks, Drafts, Signatures, Etc.

All checks and drafts on the Corporation’s bank accounts, bills of exchange, promissory notes, acceptances, obligations, other instruments for the payment of money and endorsements other than for deposit in a bank account of the Corporation shall be signed by the Treasurer or an Assistant Treasurer and shall be countersigned by the Chairman of the Board, the Chief Executive Officer, the President, or a Vice Chairman or a Vice President, unless otherwise authorized by the Board of Directors; provided that checks drawn on the Corporation’s dividend and/or special accounts may bear the manual signature, or the facsimile signature, affixed thereto by a mechanical device, of such officer or agent as the Board of Directors shall authorize.

Section 2. Execution

All contracts, bonds and other agreements and undertakings of the Corporation shall be executed by the Chairman of the Board, the Chief Executive Officer, the President, a Vice Chairman or a Vice President, or by such other person or persons as may be designated in writing from time to time by the Board of Directors, the Executive Committee, the Chairman of the Board, the Chief Executive Officer, the President, a Vice Chairman or a Vice President, and, in the case of any such document required to be under seal, the corporate seal shall be affixed thereto and attested by the Secretary or an Assistant Secretary.

Section 3. Capacity

Whenever any instrument is required by this Article IV to be signed by more than one officer of the Corporation, no person shall so sign in more than one capacity.

Section 4. Voting of Stock and Execution of Proxies

The Chairman of the Board, the Chief Executive Officer, the President, a Vice Chairman or a Vice President, or such other person or persons as may be designated in writing from time to time by the Board of Directors or the Executive Committee, shall be authorized on behalf of the Corporation to attend any meeting of securityholders of any other corporation or entity in which the Corporation is an owner of securities and to vote, or to sign and issue proxies to vote, such securities upon all matters coming before such meeting or presented to the securityholders of the corporation or entity for their consent.

ARTICLE V

Capital Stock

Section 1. Certificates of Stock

1.1 The shares of the Corporation shall be represented by certificates in such form as the Board of Directors of the Corporation may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Except as otherwise provided by applicable law and these Bylaws, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical. Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. For shares that are issued in certificated form, any resolution of the Board of Directors providing for uncertificated shares shall not apply to certificated shares until such certificates are surrendered to the Corporation or its duly authorized agent.

1.2 Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value, as the case may be. Each certificate shall be signed by, or in the name of, the Corporation by the Chairman or President or Vice President, and the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, or such other officers designated by the Board of Directors from time to time as permitted by law or applicable rules of a stock exchange upon which such shares may be listed from time to time, and shall bear the seal of the Corporation. The corporate seal and any or all of the signatures or Corporation officers may be facsimile if the stock certificate is manually countersigned by an authorized person on behalf of a transfer agent or registrar other than the Corporation or its employee. If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

1.3 The name of the holder of record of the shares of capital stock of the Corporation represented thereby, together with the number of shares and the date of issue thereof, shall be entered on the Corporation’s books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by Delaware law.

Section 2. Transfer Agents and Registrars

2.1 The Corporation shall, if and whenever the Board of Directors determines, maintain one or more transfer offices or agencies, each in the charge of a transfer agent designated by the Board of Directors, where the shares of the capital stock of the Corporation will be directly transferable, and also one or more registry offices, each in the charge of a registrar designated by the Board of Directors, where shares of stock will be registered, and no certificates for shares of the capital stock of the Corporation, in respect of which one or more transfer agents and registrars shall have been designated, shall be valid unless countersigned by one of such transfer agents and registered by one of such registrars. The Board of Directors may also make additional rules and regulations, as it may deem expedient, concerning the issue, transfer and registration shares of the capital stock of the Corporation, whether represented by certificates or in uncertificated form, or may authorize such transfer agent or registrar to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of such shares of capital stock. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

2.2 Stockholders, but not the Corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the Corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders’ ledger maintained by the transfer agent.

Section 3. Transfer of Shares

Transfers of shares shall be made only upon the books of the Corporation by the holder or by the holder’s attorney in fact upon a writing lawfully constituted and upon surrender of certificates for a like number of shares. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

Section 4. Lost, Destroyed or Stolen Certificates

A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation, or any predecessor of the Corporation, alleged to have been lost, destroyed or stolen. The Board of Directors may, in its discretion, require the owner of the lost, destroyed or stolen certificate to give to the Corporation satisfactory evidence that the certificate was lost, destroyed or stolen. The Board of Directors may also require a bond sufficient to indemnify it and its transfer agent against any claim that may be made on account of the alleged loss of the certificate or the issuance of any new certificate.

Section 5. Restrictions on Transfer

Every certificate, if any, for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the Bylaws or any agreement to which the Corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the Corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 6. Fixing of Record Dates

6.1 In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other action (other than determining the stockholders entitled to notice of and to vote at any meeting of stockholders), the Board of Directors may, by resolution, fix, in advance, a date as the record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which date shall not be more than 60 days prior to the date on which the action requiring the determination of stockholders is to be taken. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

6.2 The Board of Directors may in advance fix a date not exceeding 60 days and not less than ten days before the date of any meeting of stockholders as a record date for the determination of stockholders entitled to notice of and to vote at the meeting. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

6.3 If no record date is fixed by the Board of Directors: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Miscellaneous Provisions

Section 1. Books

The books of the Corporation, except as otherwise provided by applicable law, may be kept outside of the State of Delaware.

Section 2. Corporate Seal

The seal of the Corporation shall be in such form and shall have such content as the Board of Directors shall from time to time determine. The seal shall be in the charge of the Secretary.

Section 3. Fiscal Year

The fiscal year of the Corporation shall be as determined by the Board of Directors.

Section 4. Principal Office

The principal office shall be established and maintained at a place in the District of Columbia designated by the Board of Directors from time to time.

Section 5. Amendment of Bylaws

Except as otherwise provided by applicable law or the Certificate of Incorporation, these Bylaws, or any of them, may from time to time be supplemented, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the Board of Directors, if such supplement, amendment, repeal or adoption is approved by the affirmative vote of not less than a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the Board for adoption), at any regular or special meeting of the Board of Directors.

Section 6. Other Offices

The Corporation may have offices in addition to its registered office in places, either within or outside the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.